Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-40256 on Form S-8 of our report dated June 20, 2008, relating to the financial statements and financial statement schedules of M/I Homes, Inc. appearing in this Annual Report on Form 11-K of M/I Homes, Inc. 401(k) Profit Sharing Plan for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Columbus, OH
June 20, 2008